Exhibit 21.1

List of Subsidiaries

Name	Domestic or Foreign Country of Incorporation
American Seafoods International LLC	Delaware

The Hadley Group LLC	Delaware

New Bedford Seafoods LLC	Delaware

American Seafoods Processing LLC	Delaware

Southern Pride Catfish LLC	Delaware

Southern Pride Trucking, Inc.	Delaware

American Seafoods Company LLC	Delaware

American Challenger LLC	Delaware

American Triumph LLC	Delaware

American Dynasty LLC	Delaware

Katie Ann LLC	Delaware

Northern Eagle LLC	Delaware

Northern Hawk LLC	Delaware

Northern Jaeger LLC	Delaware

Ocean Rover LLC	Delaware

American Seafoods Japan Ltd.	Japan

Pacific Longline Company LLC	Washington

Lilli Ann LLC	Washington

Deep Pacific LLC	Washington

North Cape Fisheries LLC	Washington

American Seafoods Finance, Inc.	Delaware

American Seafoods Group LLC	Delaware

ASG Finance, Inc.	Delaware